Exhibit 99.1
NEWS RELEASE
5847 San Felipe, Suite 3300 • Houston, Texas 77057 • (713) 789-1400

FOR IMMEDIATE RELEASE	Contact:	Robert E. Warren
Steven D. Oldham
(713) 789-1400
Pride International Reports Third Quarter Results
     Houston, Texas, October 26, 2006 - Pride International, Inc. (NYSE: PDE) reported net earnings for the third quarter 2006 of $89.3 million ($0.52 per diluted share) on record revenues of $642.8 million. For the same period in 2005, Pride reported net earnings of $68.9 million ($0.41 per diluted share) on revenues of $538.8 million. For the nine-month period ended September 30, 2006, Pride reported net earnings of $227.6 million ($1.32 per diluted share) on revenues of $1,826.2 million. For the corresponding nine-month period in 2005, Pride reported net earnings of $88.0 million ($0.55 per diluted share) on revenues of $1,482.3 million.
     Results for the third quarter 2006 included gains on asset sales of $2.9 million, offset by expenses relating to the Audit Committee’s ongoing investigation of $3.1 million, both net of tax. The third quarter 2005 included gains on sales of assets of $22.0 million, partially offset by a $0.9 million loss related to the early retirement of debt, which in total increased net earnings by $21.1 million ($0.12 per diluted share) during the period.
Operations
     The Company reported record results in the third quarter, driven by improved pricing of the Company’s international jackups, midwater semisubmersibles, and onshore operations. Rigs completing their shipyard projects during the third quarter returned to service at substantially higher dayrates, which more than offset the lower utilization related to an increase in shipyard days during the third quarter compared with the second quarter of this year. Consolidated earnings from operations for the third quarter 2006 were $155.6 million, as compared with $119.8 million in the third quarter 2005 and $125.2 million in the second quarter 2006. Earnings from operations during these periods included, on a pre-tax basis: gains on asset sales of $3.1 million and expenses relating to the Audit Committee’s ongoing investigation of $5.1 million in the third quarter 2006; gains on asset sales of $22.1 million in the third quarter 2005; and gains on asset sales of $1.7 million and expenses relating to the Audit Committee’s ongoing investigation of $8.7 million in the second quarter 2006. Excluding these items, operating results for the third quarter 2006 increased $59.9 million, or 60%, over the prior year and $25.4 million, or 19%, sequentially.
     The Company recently changed the composition of its reporting segments to Offshore, Latin America Land and E&P Services. The Offshore segment includes all of the Company’s deepwater, midwater, jackup and other offshore drilling fleet and operations. The Latin America Land segment includes all the Company’s land-based drilling and workover rigs operating in Latin America, and the E&P Services segment includes the Company’s exploration and production services in Latin America.

Land-based operations outside of Latin America, labor contracts and engineering and management consulting services are reported under Other.
     Earnings from operations for the Offshore segment for the third quarter 2006 totaled $135.1 million, an increase of $34.8 million, or 35%, compared with the third quarter 2005 and an increase of $20.2 million, or 18%, compared with the second quarter 2006. Operating income for the deepwater rigs totaled $39.2 million in the third quarter 2006, an increase of $7.6 million year-over-year and $9.3 million sequentially. The majority of the improvement during the third quarter 2006 was driven by the return to service of the semisubmersible Pride North America following completion of repairs during the second quarter 2006. Results for the midwater semisubmersible rigs also improved, as the return to service of the Pride North Sea during the third quarter was partially offset by shipyard time for the Pride South Atlantic and the Pride Venezuela.
     The Company’s jackup fleet benefited from the third quarter commencement of new contracts at significantly higher dayrates in international markets for the Pride Pennsylvania, the Pride California and the Pride Louisiana. Operating income for the jackups increased to $84.5 million, an increase of $36.0 million, or 74%, over the year-ago period and an increase of $5.1 million, or 6%, over the second quarter 2006 results, despite a 18% increase in jackup fleet shipyard time and a moderation in activity in the U.S. Gulf of Mexico. Average daily revenue per rig for the jackup fleet during the third quarter was $85,700 on 79% utilization compared with average daily revenue per rig of $47,800 on utilization of 97% for the third quarter 2005, and average daily revenue per rig of $78,600 on utilization of 88% for the second quarter 2006.
     Earnings from operations for the Latin America Land segment for the third quarter 2006 rose to $33.0 million, an increase of $16.5 million, or double the year-ago period, and an increase of $4.6 million, or 16%, compared with the second quarter 2006. The increase in profitability for the land drilling and workover operations in Latin America were driven by improved pricing and operating efficiency, especially in Argentina and Colombia. Average daily revenue per rig for the land drilling fleet in Latin America increased to $15,600 as compared to $12,700 in the third quarter 2005, and $15,000 in the second quarter 2006. Average daily revenue per rig for the land workover fleet in Latin America was $6,200 as compared to $4,700 for the third quarter 2005, and $5,800 for the second quarter 2006.
     Third quarter 2006 operating income for the Company’s E&P Services segment of $8.3 million increased $2.7 million, or 48%, over the third quarter 2005 and $0.9 million, or 12%, sequentially. Increased activity and profitability for well completion projects in Argentina were the primary drivers for the improvement in the E&P Services segment.
Balance Sheet
     At September 30, 2006, the Company’s consolidated balance sheet reflected $1.07 billion in total debt and $94.8 million in cash and cash equivalents. During the nine-month period ended September 30, 2006, the Company reduced debt by $180 million and increased cash by $48 million.
     The Company invested approximately $112 million in capital expenditures in the third quarter 2006 and approximately $279 million for the nine months ended September 30, 2006, as compared to $39 million and $123 million for the same periods in 2005. Capital expenditures increased year-over-year primarily due to shipyard projects, which have involved four semisubmersibles and eight jackups during 2006.

Commentary
     Louis A. Raspino, President and Chief Executive Officer, commented, “Our third quarter earnings, the highest in the Company’s history, were the result of the continuing momentum of increasing dayrates more than offsetting ongoing shipyard projects during the quarter. While the U.S. Gulf of Mexico market is experiencing near-term softness, we expect increased drilling demand, coupled with decreased rig supply, to positively affect dayrates in 2007 in the region. Internationally, we continue to see evidence of an extended period of robust drilling demand, especially among our semisubmersible fleet, where opportunities to contract long term at attractive dayrates are available. During the quarter, we continued to invest in shipyard projects to prepare our rigs for contracts that we believe will provide significant investment returns.”
Conference Call
     The Company will host a conference call at 11:00 a.m. central time on Friday, October 27, 2006 to discuss results for the quarter, recent events and management’s operational outlook. Individuals who wish to participate in the conference call may do so by dialing toll-free (888) 455-0664 in the United States or (773) 799-3718 outside of the United States. The conference leader will be Louis A. Raspino, President and Chief Executive Officer of Pride, and the password is “Pride.” In addition, the conference call will be broadcast live, on a listen-only basis, over the Internet at Pride’s website at http://www.prideinternational.com. A replay of the conference call, as well as an update of the contract status of the Company’s rig fleet and historical financial statements, will be available on the Company’s corporate web site.
     Pride International, Inc., headquartered in Houston, Texas, is one of the world’s largest drilling contractors. The Company provides onshore and offshore drilling and related services in more than 25 countries, operating a diverse fleet of 277 rigs, including two ultra-deepwater drillships, 12 semisubmersible rigs, 28 jackup rigs, and 18 tender-assisted, barge and platform rigs, as well as 217 land rigs.
     The information above includes forward-looking statements within the meaning of the Securities Act of 1933 and the Securities Exchange Act of 1934. These forward-looking statements are subject to certain risks, uncertainties and assumptions identified above or as disclosed from time to time in the Company’s filings with the Securities and Exchange Commission. As a result of these factors, actual results may differ materially from those indicated or implied by such forward-looking statements.

PRIDE INTERNATIONAL, INC.
CONSOLIDATED STATEMENT OF OPERATIONS
(In millions, except per share amounts)
(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2006	2005	2006	2005
REVENUES	$642.8	$538.8	$1,826.2	$1,482.3
OPERATING COSTS, excluding depreciation and amortization	392.8	355.9	1,156.9	1,009.7
DEPRECIATION AND AMORTIZATION	65.7	64.0	195.6	193.7
GENERAL AND ADMINISTRATIVE, excluding depreciation and amortization	31.8	20.2	94.6	70.1
IMPAIRMENT CHARGES	—	1.0		1.0
GAIN ON SALE OF ASSETS, net	(3.1)	(22.1)	(31.5)	(31.2)

EARNINGS FROM OPERATIONS	155.6	119.8	410.6	239.0

INTEREST EXPENSE	(17.6)	(21.7)	(55.8)	(68.3)
INTEREST INCOME	1.3	0.6	3.8	1.3
OTHER INCOME, net	0.7	2.8	1.1	4.7

INCOME FROM CONTINUING OPERATIONS BEFORE INCOME TAXES AND MINORITY INTEREST	140.0	101.5	359.7	176.7
INCOME TAXES	50.2	25.6	129.6	72.3
MINORITY INTEREST	0.5	7.0	3.3	16.4

INCOME FROM CONTINUING OPERATIONS	89.3	68.9	226.8	88.0
INCOME FROM DISCONTINUED OPERATIONS, net of tax	—	—	0.8	—

NET INCOME	$89.3	$68.9	$227.6	$88.0

EARNINGS PER SHARE
Basic
Income from continuing operations	$0.55	$0.44	$1.39	$0.59
Income from discontinued operations	—	—	0.01	—

Net earnings	$0.55	$0.44	$1.40	$0.59

Diluted
Income from continuing operations	$0.52	$0.41	$1.31	$0.55
Income from discontinued operations	—	—	0.01	—

Net earnings	$0.52	$0.41	$1.32	$0.55

SHARES USED IN PER SHARE CALCULATIONS
Basic	162.9	158.4	162.6	150.0
Diluted	176.4	172.8	176.5	171.7

PRIDE INTERNATIONAL, INC.
RESULTS BY OPERATING SEGMENT
(In millions)
(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2006	2005	2006	2005
REVENUES:
Offshore	$398.4	$341.3	$1,156.8	$902.5
Latin America Land	161.8	127.1	448.7	360.9
E & P Services	55.2	48.1	144.4	146.9
Other	27.4	22.3	76.3	72.0
Corporate	—	—	—	—

Total	$642.8	$538.8	$1,826.2	$1,482.3

EARNINGS (LOSS) FROM OPERATIONS:
Offshore	$135.1	$100.3	$376.2	$216.1
Latin America Land	33.0	16.5	83.9	43.2
E & P Services	8.3	5.6	19.6	17.0
Other	7.4	15.5	17.3	21.9
Corporate	(28.2)	(18.1)	(86.4)	(59.2)

Total	$155.6	$119.8	$410.6	$239.0
KEY OPERATING STATISTICS OFFSHORE:

	Three Months Ended				Nine Months Ended
	September 30,				September 30,
	2006		2005		2006		2005
	Average		Average		Average		Average
	Daily		Daily		Daily		Daily
	Revenue	Utilization	Revenue	Utilization	Revenue	Utilization	Revenue	Utilization
	(000s)		(000s)		(000s)		(000s)
Deepwater	$177.3	95%	$164.2	95%	$176.3	92%	$164.9	86%
Midwater	97.5	80%	87.0	83%	91.7	82%	83.3	79%
Jackups	85.7	79%	47.8	97%	75.7	87%	43.7	92%
Other	46.8	61%	44.1	87%	44.0	65%	42.0	80%
KEY OPERATING STATISTICS LATIN AMERICA LAND:

	Three Months Ended				Nine Months Ended
	September 30,				September 30,
	2006		2005		2006		2005
	Average		Average		Average		Average
	Daily		Daily		Daily		Daily
	Revenue	Utilization	Revenue	Utilization	Revenue	Utilization	Revenue	Utilization
	(000s)		(000s)		(000s)		(000s)
Drilling	$15.6	5,839	$12.7	5,831	$15.0	17,095	$12.3	16,618
Workover	6.2	11,461	4.7	11,105	5.8	32,772	4.7	32,640

PRIDE INTERNATIONAL, INC.
CONDENSED CONSOLIDATED BALANCE SHEET
(In millions)
(Unaudited)

	September 30,	December 31,
	2006	2005
ASSETS
CURRENT ASSETS
Cash and cash equivalents	$93.3	$45.1
Restricted cash	1.5	1.8
Trade receivables, net	529.5	435.5
Parts and supplies, net	72.7	70.2
Prepaid expenses and other current assets	176.3	135.7

Total current assets	873.3	688.3
PROPERTY AND EQUIPMENT, net	3,236.6	3,181.7
INVESTMENTS IN AND ADVANCES TO AFFILIATES	75.2	68.0
GOODWILL	68.5	68.5
OTHER ASSETS	72.1	80.0

	$4,325.7	$4,086.5

LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES Current portion of long-term debt	$60.9	$57.5
Short-term borrowings	2.2	2.2
Accounts payable	186.1	159.8
Accrued expenses	308.8	255.0

Total current liabilities	558.0	474.5

OTHER LONG-TERM LIABILITIES	66.0	69.3
LONG-TERM DEBT, net of current portion	1,004.0	1,187.3
DEFERRED INCOME TAXES	138.8	71.7
MINORITY INTEREST	27.5	24.3
STOCKHOLDERS’ EQUITY	2,531.4	2,259.4

	$4,325.7	$4,086.5

PRIDE INTERNATIONAL, INC.
RECONCILIATION OF EARNINGS FROM OPERATIONS TO EARNINGS FROM
OPERATIONS (EXCLUDING INVESTIGATION COSTS AND GAIN ON SALE OF ASSETS)

For the three-month periods ended September 30, 2006, June 30, 2006 and September 30, 2005
(In millions)
(unaudited)

	3Q	2Q	3Q
	2005	2006	2006
Earnings from operations	$119.8	$125.2	$155.6
Investigation costs	—	8.7	5.1
Gain on sale of assets, net	(22.1)	(1.7)	(3.1)

Earnings from operations (excluding investigation costs and gain on sale of assets)	$97.7	$132.2	$157.6
     Earnings from operations excluding investigation costs and gain on sale of assets is a “non-GAAP financial measure.” Management provides it as a supplemental disclosure because management believes that it provides investors useful information in evaluating the performance of the underlying operations. This measure is not a substitute for the measures of earnings from operations and net earnings as calculated under generally accepted accounting principles.